Exhibit 10.18

                              EMPLOYMENT AGREEMENT
                                 With Bill Barry

      THIS EMPLOYMENT AGREEMENT (the "Agreement"), is entered into by IDG Books Worldwide, Inc. ("IDG Books") and Bill Barry (the "Executive") as of the 1st day of March 2000, and will be effective on such date.

      IDG Books desires to employ the Executive and the Executive desires to be employed by IDG Books. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term of Employment: The term of employment of Executive by IDG Books hereunder shall commence upon the date of this Agreement (the "Commencement Date") and shall continue thereafter on the same terms and conditions for a period of four years unless earlier terminated pursuant to Section 6 (such term being hereinafter referred to as the "Employment Period").

2. Title; Duties: The Executive shall serve as President and Chief Operating Officer of IDG Books reporting to the Chairman and CEO of IDG Books. Executive shall perform those duties and responsibilities inherent in such position, including such duties and responsibilities as CEO of IDG Books shall assign. The Executive agrees to devote his full time and best efforts, attention and energies to the business and interests of IDG Books. Executive shall serve IDG Books faithfully and to the best of his ability in such capacities, devoting his full business time, attention, knowledge, energy and skills to such employment; provided, however, IDG Books acknowledges that Executive may serve on the board of directors of other companies with the prior approval of the Board. Executive shall travel as reasonably required in connection with the performance of his duties hereunder.

3. Compensation: IDO Books shall pay and Executive shall accept as full consideration for his services hereunder, compensation consisting of the following:

      3.1 Base Salary. Effective March 1, 2000, $300,000 per year base salary, payable in installments in accordance with IDG Books' normal payroll practices, less such deductions or withholdings required by law. The Compensation Committee and the Board of Directors will review the Base Salary compensation effective for 10/1/00, the start of the Fiscal Year 2001. The base salary shall not be reduced below the $300,000.

      3.2 Bonus. Participation in the IDG Books' Bonus Plan; the targets for such Bonus Plan are attached hereto as Exhibit A. Such bonus participation shall commence on March 1, 2000. The Bonus Plan in place on the Commencement Date shall remain in effect for fiscal year 2000. The Compensation Committee and the Board of Directors will review the Bonus compensation effective for 10/1/00, the start of the Fiscal Year 2001.

      3.3 Stock Options. Executive will be granted a stock option for 300,000 shares (the "Option") under the IDG Books Stock Option Plan (the "Stock Option Plan"). The Option price shall be established as the closing price on the day preceding the Commencement Date unless otherwise prohibited by SEC regulations/laws. The Option shall become vested to the extent of 25% on the first anniversary of the

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            Commencement Date and 2.08% monthly for thirty-six months thereafter
            (the "Option Exercise Period") on the last day of each month during which Executive remains employed with IDG Books. The Compensation Committee and Board of Directors will review additional stock grants effective for Fiscal Year 2001.

      3.4 A Car Allowance of $1000/month will be paid as a business expense for Executive.

      3.5 A one time, $100,000, net, sign-on bonus will be paid to you with your first paycheck.

4. Benefits: Subject to all applicable eligibility requirements, and legal limitations, Executive will be able to participate in any and all ESOP, 401(k), vacation, medical, dental, life and long-term disability insurance and/or other benefit plans which from time to time may be established for other employees of IDG Books and comparable Senior Managers in the company.

5. Reimbursement of Expenses: IDG Books will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement subject to review by the compensation committee of the Board of Directors of IDG Books.

6.    Benefit Upon Termination of Employment Period.

      6.1 Disability. In the event of the permanent disability (as hereinafter defined) of Executive during the Employment Period, IDG Books shall have the right, upon written notice to Executive, to terminate Executive's employment hereunder, effective upon the 30th calendar day following the giving of such notice (or such later day as shall be specified in such notice). Upon the effectiveness of such termination, (i) IDG Books shall have no further obligations hereunder, except to pay and provide, subject to applicable withholding, (A) all amounts of Base Salary accrued, but unpaid, at the effective date of termination, less any amounts payable under the IDG Book's short-term and long-term disability policies for any period prior to termination, (B) Executive's maximum target bonus set forth in Exhibit A attached hereto, and (C) all reasonable unreimbursed business-related expenses, (ii) the Option and any additional options granted pursuant to Section 3.3 shall immediately vest and become exercisable to the extent of twelve additional months of vesting and shall remain exercisable for twelve months following termination of employment and (iii) Executive shall have no further obligations hereunder other than those provided for in Sections 9 and 10 hereof All amounts payable to Executive pursuant to this Section 6(a) shall be payable within 30 days following the effectiveness of the termination of Executive's employment. For purposes of this Agreement, "permanent disability" shall be determined in the same manner as such term is determined under IDG Book's long-term disability insurance policy by the policy provider, provided that termination shall occur only if Executive is incapable in any material respect of performing the services required of him in accordance with his obligations under Section 2 for a period of 180 consecutive days, or for 180 days in any 360 day period.

      6.2 Death. In the event of the death of Executive during the Employment Period, this Agreement shall automatically terminate and IDG Books shall have no further obligations hereunder, except to pay and provide to Executive's beneficiary or other legal representative, subject to applicable withholding, (i) all amounts of Base Salary and bonus accrued but unpaid, at the date of death, (ii) an amount equal to Executive's maximum target bonus, (iii) the Option and any additional options granted pursuant to Section 3.3 shall immediately vest and become exercisable to the extent of twelve additional months of vesting and shall remain exercisable for twelve months following termination of


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            employment and (iv) all reasonable unreimbursed business-related expenses. All amounts payable to Executive pursuant to this Section 6(b) shall be payable within 30 days following the date of death.

      6.3 Termination Without Cause. In the event of the termination of Executive's employment by IDG Books without Cause (as defined below) or upon the Executive's voluntary termination of his employment for Good Reason (as defined below), IDG Books shall pay (i) all amounts of Base Salary and bonus accrued but unpaid on the date of termination, (ii) a severance payment equal to Executive's Base Salary on the date of termination for a period of twelve months in twelve equal monthly installments, (iii) an amount equal to Executive's maximum target bonus set forth in Exhibit A attached hereto and (iv) the Option and any additional options granted pursuant to Section 3.3 shall immediately vest and become exercisable to the extent of twenty-four additional months of vesting and shall remain exercisable for 180 days following termination of employment; provided that if Executive's employment terminates pursuant to this Section within the first twelve months following the Commencement Date, Executive shall receive an amount equal to the Base Salary and maximum target bonus amount that would be paid but for such termination for the balance of the first three years of the Employment Period (but not the fourth year of the Employment Period) and such option vesting and exercisability shall continue for such Employment Period. Such payment and additional vesting shall be in lieu of any claims Executive may have had with respect to termination benefits or additional vesting.

      6.4 Circumstances Under Which Termination Benefits Would Not Be Paid. IDG Books shall not be obligated to pay Executive the termination benefits or continue the option vesting described in subparagraphs
            6.3 (ii) through (iv) above if the Employment Period is terminated for Cause or if Executive voluntarily terminates his employment other than for Good Reason (as defined below). IDG Books will give Executive written notice of any breach and provide a 30-day improvement/cure period. For purposes of this Agreement, "Cause" shall be limited to:

            (A) Willful failure by Executive to substantially perform his duties hereunder, other than a failure resulting from his complete or partial incapacity due to physical or mental illness or impairment;

            (B) A material and willful violation of a federal or state law or regulation applicable to the business of IDG Books or that adversely affects the image of IDG Books;

            (C) Commission of a willful act by Executive which constitutes gross misconduct and is injurious to IDG Books;

            (D) A willful breach of a material provision violation of this Agreement; or

            (E) Executive's death, or permanent disability pursuant to Section 6 above.

      6.5 Constructive Termination. Notwithstanding anything in Section 3 or in this Section 6 to the contrary, for purposes of this Agreement the Employment Period will be deemed to have been terminated and Executive will be deemed to have Good Reason for voluntary termination of the Employment Period ("Good Reason"), if there should occur in lieu of the provisions of Section 6.3:

            (A) A material adverse change in Executive's position causing it to be of materially less stature or responsibility without Executive's written consent, and such a materially adverse change shall in all events be deemed to occur if Executive no


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                  longer serves as President/Chief Operating Officer reporting to the Chairman and CEO of IDG Books.

            (B) If John Kilcullen is no longer a director or Chairman and CEO of IDG Books, Worldwide, Inc. within 18 months of Executive's Commencement Date.

            (C) A material reduction, without Executive's written consent, in his level of base compensation (including base salary and fringe benefits) by more than ten percent (10%);

            (D) A Change in Control (as defined below) of IDG Books (other than International Data Group assuming control of IDG Books);

            (E) A relocation of Executive's principal place of employment (other than a relocation of IDG Book's headquarters with the concurrence of Management) outside the New York area, without Executive's consent.

      6.6 Failure to Renew Agreement. If 90 days prior to the expiration of the Employment Period, the Executive is still employed by the Company and the Company does not renew this Employment Agreement, then the Executive shall receive one year's current Base Salary and one year's maximum target bonus as a severance agreement Executive shall not receive additional vesting on options.

      7.0   Change in Control Benefits:

            Should there occur a Change in Control (as defined below), then the following provisions shall become applicable in lieu of the provisions of Section 6.3:

            (A) During the period (if any) following a Change in Control that Executive shall continue to remain employed, then the terms and provisions of this Agreement shall continue in full force and effect, and Executive shall continue to vest in all of his unvested stock options; or

            (B) In the event of (i) a termination of the Executive's employment by IDG Books other than for Cause within twelve (12) months after a Change in Control or (ii) Executive voluntarily terminates his employment for Good Reason within twelve (12) months after a Change in Control:

                  (i)IDG Books shall pay to Executive an amount equal to (A) all amounts of Base Salary and bonus accrued to the date of termination and (B) two hundred percent (200%) of Executive's Base Salary and maximum target bonus set forth in Exhibit A attached hereto on the date of termination in one lump sum amount, on or before the fifth business day following the effective date of Executive's termination; and

                  (ii) All of the unvested options held by Executive on the date of such Change in Control shall immediately vest and become exercisable in full and shall remain exercisable for the period of 180 days following termination of employment.

      For purposes of this Section 7, the term "Change of Control" shall mean:

            (x) The sale, lease, conveyance, liquidation or other disposition of all or substantially all of IDG Books' assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business;


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      (y)   Any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity of IDG Books, except if such Person is (A) a subsidiary of IDG Books, (B) an employee stock ownership plan for employees of IDG Books or (C) a company formed to hold IDG Books' common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all the shareholders of IDG Books; or

      (z) A change in the composition of IDG Books' Board of Directors over a period of thirty-six (36) consecutive months or less, such that a majority of the then current Board members ceases to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

In the event that the severance and other benefits provided to Executive pursuant to Section 6 of this Agreement (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 7, such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance benefits under this Section 7 shall be payable either:

      (a)   in full,

      (b) as to such lesser amount which would result in no portion of such severance and other benefits being subject to excise tax under
            Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement. Unless IDG Books and Executive otherwise agree in writing, any determination required under this Section 7 shall be made in writing by independent public accountants agreed to by IDG Books and Executive (the "Accountants"), whose determination shall be conclusive and binding upon Executive and IDG Books for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. IDG Books and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this
            Section 7. IDG Books shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8. Arbitration: To the fullest extent permitted by law all controversies between Executive and the IDG Books, arising under this Agreement, including whether any termination is with or without cause, will be submitted for resolution to binding arbitration in New York, New York or such other venue as may be mutually agreed to, in accordance with the rules of the American Arbitration Association. Discovery shall be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure. The parties agree to mutually select a single arbiter. This means that except as otherwise stated, both IDG Books and the Executive understand that


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      arbitration will be their exclusive forum for resolving disputes between them, and that both parties waive their entitlement, if any, to have controversies between them arising under this Agreement decided by a court or a jury. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9.    Cooperation with IDG Books After Termination of the Employment Period:
      Following termination of the Employment Period by Executive, Executive shall fully cooperate with IDG Books in all matters relating to the winding up of his pending work on behalf of IDG Books and the orderly transfer of any such pending work to other employees of IDG Books as may be designated by IDG Books.

10.   Confidentiality; Return of Property; NonSolicitation:

      (a) The Executive acknowledges that during the Employment Period he will receive confidential information from IDG Books and subsidiaries of IDG Books and the respective clients thereof (each a "Relevant Entity"). Accordingly, the Executive agrees that during the Employment Period (as it may be extended from time to time) and thereafter for a period of two years, the Executive and his affiliates shall not, except in the performance of his obligations to IDG Books hereunder or as may otherwise be approved in advance by IDG Books, directly or indirectly, disclose or use (except for the direct benefit of IDG Books) any confidential information that he may learn or has learned by reason of his association with any Relevant Entity. Upon termination of this Agreement, the Executive shall promptly return to IDG Books any and all properties, records or papers of any Relevant Entity, that may have been in his possession at the time of termination, whether prepared by the Executive or others, including, but not limited to, confidential information and keys. For purposes of this Agreement, "confidential information" includes all data, analyses, reports, interpretations, forecasts, documents and information concerning a Relevant Entity and its affairs, including, without limitation with respect to clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities,
            (i) that IDG Books reasonably believes are confidential or (ii) the disclosure of which could be injurious to a Relevant Entity or beneficial to competitors of a Relevant Entity, but shall exclude any information that the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. For purposes of this Agreement, "affiliate" means any entity that, directly or indirectly, is controlled by, or under common control with, the Executive. For purposes of this definition, the terms "controlled" and "under common control with" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting stock, by contract or otherwise.

      (b) For a period of one (1) year following the termination of his employment with IDG Books for any reason, he will not, without IDG Books' express written consent, either on his own behalf or on behalf of another, solicit employees of IDG Books or any subsidiary of IDG Books for the purpose of hiring them.

      (c) Noncompetition. Executive acknowledges the reasonability of IDG Books seeking appropriate "noncompete" provisions under certain circumstances, other than if this Agreement is not extended beyond the four year Employment Period as set forth in Section 1 hereof. IDG Books and Executive agree that they will apply best efforts and negotiate in good


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      faith to add a noncompete covenant with mutually agreed to terms and conditions (consistent with comparable agreements and practice for similarly senior executives in the book publishing business) as an amendment to this Agreement within sixty days of its execution.

11.   General:

      11.1 Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, solely by reason of the fact that Executive is or was a director or officer of IDG Books or serves or served any other corporation fifty percent (50%) or more owned or controlled by IDG Books in any capacity at IDG Books' request, Executive shall be indemnified by IDG Books, and IDG Books shall pay Executive's related expenses when and as incurred, all to the fullest extent permitted by law.

      11.2 Waiver. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

      11.3 Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

      11.4 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon transmission of a facsimile or the deposit with Federal Express or in Express Mail and addressed to the President/Chief Operating Officer of IDG Books as its principal corporate address, and to Executive at his most recent address shown on IDG Books' corporate records, or at any other address which he may specify in any appropriate notice to IDG Books.

      11.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

      11.6 Entire Agreement. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement and the referenced stock option agreements shall constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations conditions, covenants, and all other communications between the parties relating to the subject matter hereof

      11.7 Governing Law. This Agreement shall be governed by the law of the State of New York.

      11.8 Assignment and Successors. IDG Books shall have the right to assign its rights and obligations under this Agreement to an entity which acquires substantially all of the assets


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            of IDG Books. The rights and obligation of IDG Books under this
            Agreement shall inure to the benefit and shall be binding upon the successors and assigns of IDG Books.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


Dated:      31 Jan 00                            /s/ William G. Barry
       -------------------------            -----------------------------
                                            Executive

Dated:        1/31/00                       IDG Books Worldwide, Inc.
       -------------------------


                                            By: /s/ John J. Kilcullen
                                               --------------------------
                                            As Chief Executive Officer
                                            of IDG Books Worldwide, Inc.